                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             TECHFORCE CORPORATION

                                       AT

                              $8.50 NET PER SHARE

                                       BY

                            EQUANT ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                           EQUANT HOLDINGS U.S., INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, AUGUST 3, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK OF TECHFORCE CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES OWNED BY EQUANT HOLDINGS U.S., INC. (THE "PARENT") AND EQUANT ACQUISITION CORP. (THE "PURCHASER"), CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 30, 1999, BY AND AMONG THE COMPANY, THE PARENT, THE PURCHASER AND EQUANT N.V. (THE "ULTIMATE PARENT"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of the Company should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transfer for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Dealer Manager or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:
                 [Credit Suisse First Boston Corporation Logo]

July 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    3
THE TENDER OFFER............................................    5
  1.   Terms of the Offer; Expiration Date..................    5
  2.   Acceptance for Payment and Payment for Shares........    6
  3.   Procedures for Accepting the Offer and for Tendering
       Shares...............................................    7
  4.   Withdrawal Rights....................................   10
  5.   Certain Federal Income Tax Consequences..............   10
  6.   Price Range of Shares; Dividends.....................   11
  7.   Certain Information Concerning the Company...........   11
  8.   Certain Information Concerning the Purchaser, the
       Parent and the Ultimate Parent.......................   13
  9.   Source and Amount of Funds...........................   14
  10.  Background of the Offer; Contacts with the Company...   15
  11.  The Merger Agreement.................................   16
  12.  Purpose of the Offer; the Merger; Plans for the
       Company..............................................   29
  13.  Dividends and Distributions..........................   30
  14.  Effect of the Offer on the Market for the Shares,
       Nasdaq Listing and Exchange Act Registration.........   31
  15.  Certain Conditions of the Offer......................   32
  16.  Certain Legal Matters and Regulatory Approvals.......   34
  17.  Fees and Expenses....................................   35
  18.  Miscellaneous........................................   36

EXHIBIT A     Article 13, Georgia Business Corporation
              Code -- Dissenters' Rights

SCHEDULE I  Certain Information Regarding the Directors and
            Executive Officers of the Purchaser, the Parent and the Ultimate Parent

To the Holders of Common Stock of Techforce Corporation:

                                  INTRODUCTION

     Equant Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Equant Holdings U.S., Inc., a Delaware corporation (the "Parent") and itself a wholly owned subsidiary of Equant N.V., a company organized under the laws of The Netherlands (the "Ultimate Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of TechForce Corporation, a Georgia corporation (the "Company"), at a purchase price of $8.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchaser and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Stockholders who hold Shares through their bank or broker should consult with them as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Credit Suisse First Boston Corporation ("CSFB"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Georgeson Shareholder Communications Inc., as the Information Agent (the "Information Agent") and American Stock Transfer & Trust Company, as the Depositary (the "Despositary"), incurred in connection with the Offer. See
Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), HAS DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY THE ULTIMATE PARENT, THE PARENT AND THE PURCHASER, CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) (THE "MINIMUM CONDITION") AND
(ii) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 30, 1999 (the "Merger Agreement"), by and among the Ultimate Parent, the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, the Georgia Business Corporation Code (the "GBCC") and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. See Section 12.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or each Share owned by the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or of the Company, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares")), held by stockholders who have not properly exercised rights under Article 13 of the GBCC, will be cancelled, extinguished and converted into the right to receive $8.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Company has represented to the Parent that as of June 28, 1999, there were 8,280,765 Shares issued and outstanding and 1,242,960 Shares reserved for issuance upon the exercise of outstanding stock options. Based upon the foregoing, if the Purchaser acquires at least 4,140,383 Shares in the Offer, the Minimum Condition will be satisfied. Accordingly, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. Pursuant to certain letter agreements dated June 30, 1999, certain of the Company's shareholders have agreed, subject to certain limitations, to tender their Shares in the Offer and to vote their Shares in favor of the Merger.

     The Company has advised the Purchaser that, to the knowledge of the Company, all the directors of the Company intend to tender their Shares pursuant to the Offer.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, August 3, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS OF THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS,
(ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (OTHER THAN THE MINIMUM CONDITION) OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, the Purchaser will not change the Minimum Condition or decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), reduce the maximum number of Shares to be purchased in the Offer, or amend the terms or conditions to the Offer to impose conditions or terms to the Offer in addition to those set forth in Section 15 which, in either case, are adverse to the holders of Shares. The Purchaser shall have no obligation to pay interest on the Offer Price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Any extension, delay, termination, waiver or amendment will be followed (as promptly as practicable) by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the

Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares whose names appear on the Company's stockholder list and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer and the Merger under the HSR Act, and satisfaction of any applicable foreign regulatory requirements. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act. See Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment is satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If for any reason whatsoever acceptance for payment of, or payment for, any Shares validly tendered pursuant to the Offer and not properly withdrawn is delayed or the Purchaser is unable to accept for payment, or pay for, such Shares, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If, prior to the Expiration Date, the Offeror increases the Offer Price, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increased consideration.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary in each case prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY

WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY
(INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In all other cases, Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or the Share Certificates not accepted for payment or not tendered are to be returned to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed effective with respect thereto). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Ultimate Purchaser, the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering, Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding, Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that (i) the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act, (ii) the stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any other Shares or other securities issued or issuable in respect of such Shares on or after July 7, 1999) and (iii) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 4, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Ultimate Purchaser, the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the Nasdaq National Market under the symbol "TFRC." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Annual Report") with respect to periods occurring in 1997 and 1998 and as reported by the Dow Jones News Service thereafter, and the amount of cash dividends paid or declared per share for each quarter based on publicly available sources. The Company has not paid any dividends on Shares during the periods set forth below.

                                                              HIGH      LOW
                                                             ------    ------
Year Ended December 31, 1997:
  First Quarter............................................  $ 8.75    $ 5.94
  Second Quarter...........................................  $ 7.88    $ 5.25
  Third Quarter............................................  $11.25    $ 7.25
  Fourth Quarter...........................................  $ 9.00    $ 6.00
Year Ended December 31, 1998:
  First Quarter............................................  $ 9.88    $ 6.13
  Second Quarter...........................................  $ 9.63    $ 6.06
  Third Quarter............................................  $ 7.50    $ 5.38
  Fourth Quarter...........................................  $ 7.56    $ 5.75
Year Ended December 31, 1999:
  First Quarter............................................  $ 7.50    $ 5.31
  Second Quarter...........................................  $ 8.19    $ 4.88

     On June 29, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $7.63. On July 6, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $8.19. Stockholders are urged to obtain a current market quotation for the Shares.

     Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser, the Parent and the Ultimate Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser, the Parent, the Ultimate Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information contained therein or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent and the Ultimate Parent.

     General. The Company was organized in 1991 as a Georgia general partnership. In March 1994, the partnership transferred its assets and liabilities to a new corporation named "TechForce." In December 1995, the Company completed a public offering of 3,100,000 shares of Common Stock and began trading on the Nasdaq National Market System. Headquartered in Clearwater, Florida, the Company operates two primary business units providing support for corporate enterprise networks and personal computers. Its Enterprise Network Services business unit provides multivendor network support services for local and wide area networks (LAN/WAN) to corporate clients including manufacturers, telecommunications carriers and network integrators. Its enterprise services, branded under the name "TechCareSM," provide integration, post sales support and maintenance. It also sells and leases networking equipment which serves as a base for additional long-term support agreements. Its Custom PC Services business unit provides on-site and depot repair and logistics services for personal computers and peripheral devices to PC manufacturers, retailers and extended-warranty providers. The Company's principal executive offices are located at 5741 Rio Vista Drive, Clearwater, Florida 33760. The telephone number of the Company at such offices is (727) 533-3600.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years, which were derived from the 1998 Annual Report and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed by the Company with the Commission. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth below.

                             TECHFORCE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1998           1997           1996
                                                         -----------    -----------    -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Total revenues.........................................  $   74,004     $   64,915     $   63,273
(Loss) income before benefit (provision) for income
  taxes................................................      (1,526)         4,124          3,635
Benefit (provision) for income taxes...................         548         (1,460)        (1,312)
Net (loss) income......................................        (978)         2,664          2,323
Basic (loss) earnings per common share.................       (0.12)          0.33           0.29
Weighted average number of common shares outstanding...   8,190,437      8,067,646      7,931,554

BALANCE SHEET DATA
Total assets...........................................  $   49,086     $   50,674     $   46,483
Total liabilities......................................      18,023         19,180         17,989
Total stockholders' equity.............................      31,063         31,494         28,494

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been furnished by the Company or derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER, THE PARENT AND THE ULTIMATE PARENT. The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer.

     The Ultimate Parent, a company organized on March 3, 1995 under the laws of The Netherlands, has its World Headquarters at 21-23 Gatwickstraat, 1043 GL Amsterdam, Sloterdijk, The Netherlands and has approximately 2,650 employees based in over 50 countries. The telephone number for the Ultimate Parent is
(31)-20-581-8383.

     The Parent, a Delaware corporation incorporated on February 28, 1996, has its corporate headquarters at 3100 Cumberland Circle, 12th Floor, Atlanta, Georgia and has no employees in the United States. The telephone number for the Parent is (770) 612-4700. The address and telephone number for the Purchaser is the same as that for the Parent.

     The Ultimate Parent, with 1998 sales of approximately $723.7 million, is an enterprise engaged directly and through its subsidiaries in the provision of seamless international data network services to multinational businesses.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, the Parent and the Ultimate Parent and certain other information are set forth in Schedule I hereto.

     Set forth below are certain selected consolidated financial data relating to the Ultimate Parent and its subsidiaries for the Ultimate Parent's last three fiscal years which have been derived from the financial statements (prepared in accordance with United States generally accepted accounting principles) contained in the Ultimate Parent's Annual Report on Form 20-F for the fiscal year ended December 31, 1998 filed by the Ultimate Parent with the Commission. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Ultimate Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the New York Stock Exchange (the "NYSE") in the manner set forth below.

                                  EQUANT N.V.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998        1997       1996
                                                              ---------    -------    -------
                                                                       (IN MILLIONS)
INCOME STATEMENT DATA
Revenues....................................................  $  723.7     $529.1     $388.7
(Loss) before income taxes, minority interests and
  extraordinary item........................................     (33.2)     (27.7)     (30.5)
(Provision) benefit for income taxes........................      (1.6)       6.4        (.8)
(Loss) before extraordinary item............................     (35.4)     (21.4)     (31.7)
Net (loss)..................................................     (43.4)     (21.4)     (31.7)

BALANCE SHEET DATA
Total assets................................................  $1,110.7     $503.4     $327.0
Total liabilities...........................................     275.5      384.5      173.8
Shareholders' equity........................................     835.2      118.9      153.2

     The Ultimate Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Ultimate Parent's securities and any material interest of such persons in transactions with the Ultimate Parent is required to be disclosed in such proxy statements and distributed to the Ultimate Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     None of the Purchaser, the Parent, the Ultimate Parent nor, to the best knowledge of the Purchaser, the Parent or the Ultimate Parent, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of the Purchaser, the Parent, the Ultimate Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent, the Ultimate Parent nor, to the best knowledge of the Purchaser, the Parent or the Ultimate Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $76.0 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through loans which will be made by the Ultimate Parent to the Parent and, in turn, by the Parent to the Purchaser. The Ultimate Parent plans to fund the loan using funds it has available in its cash accounts representing a portion of the proceeds from the Ultimate Parent's public offering of shares of its common stock in July 1998. The loan from the Ultimate Parent to the Parent and the loan from the Parent to the Purchaser will each be represented by one or more promissory notes payable on demand in the aggregate principal amount of $73.4 million. Each of the promissory notes will accrue interest on the aggregate principal amount thereof at an annual rate of LIBOR plus 1.60%. For purposes of the promissory notes and the loans evidenced thereby, "LIBOR" shall mean, with respect to any interest accrual period applicable to the promissory notes:

          (a) the rate per annum of the offered quotation for deposits in United States dollars for a period equal or comparable to its Interest Period which appears on Telerate Page 3750 or Telerate Page 3740 or Reuters Screen Page LIBOR01 (as appropriate) at or about 12:00 noon (showing the rate at 11:00 a.m.), London time, on the applicable Rate Fixing Day;

          (b) if no such offered quotation appears, the arithmetic mean (rounded to the nearest four decimal places) of the offered quotations for deposits in United States dollars for a period equal or comparable to its Interest Period which appear on the relevant Page (if any) of the Reuters Screen on or about 11:00 a.m. on the applicable Rate Fixing Date.

For the purpose of this definition, "Telerate Page 3750" or "Telerate 3740" means the display designated as "Page 3750" or "Page 3740" on the Telerate Service (or such other page as may replace Page 3750 or 3740 on that service) or such other service as may be nominated by the British Bankers' Association (BBA) as the information vendor for the purpose of displaying the BBA Interest Settlement Rate.

     THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. For more than one year prior to the Offer, Equant Integration Services, Inc., a New York corporation ("EIS") and an affiliate of the Parent, and the Company have maintained a business relationship. During such period, the Company served as a subcontractor in the normal course of EIS's business.

     In March 1998, EIS contacted the Company to explore the possibility of a strategic transaction involving the Company and EIS. In order to pursue discussions, the Company provided EIS with a Confidentiality Agreement on or about June 18, 1998, which was executed by EIS on July 13, 1998, and the Company provided to EIS a confidential memorandum and other materials regarding the Company and its operations.

     On July 14, 1998, representatives of EIS visited the Company's management to discuss the potential transaction and visit the Company's primary facilities. Thereafter, representatives of EIS performed additional due diligence and attended various meetings with members of the Company's management and the Company provided EIS with certain materials describing the Company, its operations and projected results of operations.

     On November 2, 1998, EIS submitted to the Company a non-binding proposal for the Company's assets used in connection with the business conducted by the Company's Network Services, Integrated Network Services and Hardware Sales divisions, but excluding the Company's PC Services business, for $29 million. The Company was given 30 days in which to respond to the offer. On November 24, 1998, EIS revised its proposal to exclude the Company's equipment leases as well as its PC Services Business. No agreement was ever reached.

     On March 17, 1999, EIS again approached the Company to discuss the possibility of a transaction. From March 26 to March 30, EIS visited the Company's management at the Company's facilities to discuss a transaction.

     On May 11, 1999, EIS and the Company, through their respective advisors, met and discussed a possible price for the purchase of all of the Company's Shares outstanding. On May 12, 1999, EIS and the Company agreed to a purchase price of $8.50 per Share of Common Stock, in cash, for all outstanding Shares of the Company. On May 14, 1999 a Summary of Terms was drafted incorporating the purchase price per Share. Members of the Company's Board approved this Summary of Terms in May 1999. On May 18, 1999, the Confidentiality Agreement originally dated June 8, 1998, was amended and extended, and EIS and the Company subsequently executed an Exclusivity Agreement pursuant to which the Company agreed not to solicit from, or discuss with, third parties an alternative transaction involving the Company, including an offer for its Shares.

     Between May 24 and June 9, EIS and its accounting and legal advisors conducted additional due diligence on the Company. EIS, the Company and their respective legal and financial advisors worked to resolve outstanding business and due diligence issues while simultaneously negotiating the terms of the Merger Agreement from May 24 through June 30.

     The Merger Agreement and the related transactions, including the Offer, were approved by the Boards of Directors of the Parent and the Company and executed by the parties on June 30, 1999. The Parent and the Company issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby prior to the opening of business, New York time, on June 30, 1999. Concurrently with the execution of the Merger Agreement, certain shareholders of the Company delivered a letter to the Parent in which they agreed to tender all of their Shares in the Offer and vote in favor of the Merger.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement and certain related agreements, which summary is qualified in its entirety by reference to the Merger Agreement and such agreements which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides that Purchaser shall commence the Offer, unless termination of the Merger Agreement occurs pursuant to certain applicable termination provisions of the Merger Agreement or termination due to a material failure to satisfy any of the conditions set forth under the heading "Certain Conditions of the Offer" below (the "Conditions to the Offer"), as promptly as practicable, but in no event later than five (5) business days following the public announcement of the terms of the Merger Agreement.

     The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition that a number of Shares representing not less than a majority of the outstanding Shares shall have been validly tendered and not withdrawn prior to the Expiration Date (as defined below) of the Offer (the "Minimum Condition"), and further there shall have been no material failure to satisfy any of the Conditions to the Offer. The Per Share Amount (as defined below) payable in the Offer shall be paid net to the tendering stockholders in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. There shall not be deductible from the Per Share Amount any expenses or costs of Ultimate Parent, Parent or Purchaser associated with the transaction contemplated by the Merger Agreement or otherwise. Purchaser expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any condition to the Offer (other than the Minimum Condition), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made which: (a) decreases the Per Share Amount, (b) changes the Minimum Condition, (c) changes the form of consideration payable in the Offer,
(d) reduces the number of Shares to be purchased in the Offer, (e) imposes conditions to the Offer in addition to those set forth in the Conditions to the Offer or extends the Offer beyond the Outside Date (as defined under the heading "Termination" below). The Offer shall be scheduled to expire as of the end of the 20th day following the commencement of the Offer, subject to any extensions thereof permitted in the Merger Agreement (the "Expiration Date"). If the Minimum Condition is satisfied and the Conditions to the Offer are satisfied in all material respects or waived by Purchaser as of the Expiration Date, then Purchaser shall promptly accept and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the "Tender Closing"); provided, that if the Minimum Condition is satisfied and the other Conditions to the Offer are satisfied in all material respects or waived by Purchaser as of the Expiration Date but fewer than 90% of the outstanding Shares have been validly tendered and not properly withdrawn at such time, then Purchaser may, on more than one occasion, extend the Expiration Date for a period of ten (10) business days but not beyond the Outside Date. Unless the Merger Agreement has been terminated pursuant to its terms and conditions, if the Minimum Condition has not been satisfied or the Conditions to the Offer have not been satisfied in all material respects or waived by Purchaser as of the Expiration Date (including any extensions thereof), then Purchaser shall extend the Offer for an additional period of not less than five (5) business days and not more than twenty (20) business days; provided, that Purchaser shall not be required to extend the Offer beyond the Outside Date.

     The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, as soon as practicable on the date of commencement of the Offer, including but not limited to, cooperation in the preparation and filing of the Offer Documents (as defined in the Merger Agreement) and Schedule 14D-9(as defined in the Merger Agreement).

     Company Action. The Merger Agreement provides that, the Company approves of and consents to the Offer, and represents and warrants that the Board, at a meeting duly called and held on June 28, 1999, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated thereby, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger. The Company's fairness opinion has been authorized to be included in the Offer Documents, the Schedule 14D-9 and the Proxy Statement (as defined below).

     The Merger. The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth under the heading "Conditions to the Merger" below, at the Effective Time (as defined below) and upon the terms and subject to the conditions of the Merger Agreement, the GBCC and the DGCL, the Purchaser shall be merged with and into the Company whereupon the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").The name of the Surviving Corporation shall be changed to "Equant Integration Services, Inc." upon the closing of the Merger transaction. At the Purchaser's option, the Merger may be structured so that (i) the Company is merged with and into the Parent, the Purchaser or any other direct or indirect subsidiary of the Parent or (ii) any direct or indirect subsidiary of the Parent is merged with and into the Company. In the event of such election, the parties to the Merger Agreement have agreed to execute an appropriate amendment to the Merger Agreement in order to reflect such election.

     As soon as practicable after the satisfaction or waiver of the Conditions to the Merger set forth below, the parties will file articles of merger or certificates of merger with the Secretary of State of the State of Georgia and the Secretary of State of the State of Delaware and make all other filings or recordings required by the GBCC and the DGCL in connection with the Merger. The Merger shall become effective at such time as articles of merger or a certificate of merger are duly filed with the Secretary of State of the State of Georgia (the "Georgia Filing") and articles of merger or a certificate of ownership and merger are duly filed with the Secretary of State of the State of Delaware (the "Delaware Filing") or at such later time as is specified in the Georgia Filing and the Delaware Filing (the "Effective Time").

     The Merger shall have the effects set forth in the GBCC and the DGCL and, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     The Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The directors of the Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified. The officers of the Company at the Effective Time, and any additional individuals designated by the Parent, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

     The Merger Agreement provides that at the Effective Time, without any action on the part of the Ultimate Parent, the Parent, the Purchaser, the Company or the holder of any of the following securities: (1) each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to the terms of the Merger Agreement and Dissenting Shares

(as defined below) shall by virtue of the Merger be canceled and extinguished and be converted into the right to receive an amount in cash equal to $8.50 (the "Per Share Amount"); (2) each share issued and outstanding immediately prior to the Effective Time and owned by the Ultimate Parent, the Parent or the Purchaser or any direct or indirect subsidiary of the Parent or the Purchaser, or which is held in the treasury of the Company or any of its subsidiaries, shall be canceled and retired and no payment of any consideration shall be made with respect thereto, or (3) each share of Common Stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, of the Surviving Corporation.

     Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, the Company shall cause each option to purchase Shares under the TechForce Corporation 1994 Incentive Stock Option Plan ("1994 Options") that is outstanding but unvested to become fully vested and exercisable pursuant to the terms and conditions of such plan (the "1994 Plan"). At the time of commencement of the Offer, the Company shall provide an option election form to all holders of 1994 Options. Each holder of a 1994 Option shall be permitted to exercise such 1994 Option, with such exercise to be effective no later than immediately prior to the Effective Time. The Company shall take all actions necessary under the 1994 Plan to cause all 1994 Options which have not been exercised prior to the Effective Time to terminate as of the Effective Time without any payment thereon.

     Immediately prior to the Effective Time, each outstanding option to purchase Shares ("1995 Options") under the TechForce Corporation 1995 Stock Incentive Plan ("1995 Options") whether or not then vested and exercisable, shall be canceled by the Company pursuant to the terms and conditions of such plan, upon which cancellation each holder of a 1995 Option shall be entitled to receive from the Company an amount in cash less applicable withholding taxes equal to the product of (i) the number of Shares previously subject to such 1995 Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share pursuant to such 1995 Option.

     The Surviving Corporation shall not issue any substitute options under the TechForce Corporation 1995 Outside Directors Stock Option Plan (the "Director Plan"). Accordingly, immediately prior to the Effective Time, each outstanding option to purchase shares ("Director Options") issued pursuant to the Director Plan, whether or not then vested and exercisable, shall terminate in accordance with the terms and conditions of such plan, upon which termination each holder of a Director Option shall be entitled to receive from the Company an amount in cash less applicable withholding taxes equal to the product of (i) the number of Shares previously subject to such Director Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share pursuant to such Director Option.

     The Company shall cause the TechForce Corporation Amended and Restated Employee Stock Purchase Plan (the "ESPP") to be suspended (and inoperative) as of the date hereof until the Effective Time or the date the Merger Agreement is terminated, whichever occurs first, as set forth in the Merger Agreement. Pursuant to Section 11(b) of the ESPP, each participant in the ESPP shall be entitled to receive after the Closing an amount in cash equal to the net amount which such participant would have received if the total amount of payroll deductions accumulated in such participant's account under the ESPP up to the date of termination had been used to exercise the option to purchase Shares under the ESPP on such date and the Shares so purchased had been sold to the Company at the Per Share Amount.

     The Merger Agreement also provides that, prior to the consummation of the Offer, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required to ensure that, following the Effective Time, no participant in any stock, stock option, stock appreciation or other benefit plan of the Company or any of its subsidiaries shall have any right thereunder to acquire any capital stock of the Surviving Corporation or any affiliate thereof.

     Stockholders' Meeting. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall as soon as practicable following the consummation of the Offer
(A) establish and give any required notice of a record date for the taking of action by written consent or duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of considering and taking action upon the Merger Agreement and the Merger,

(B) include in the proxy statement with respect to such stockholder's meeting (the "Proxy Statement") the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby and
(C) use its best efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the Securities and Exchange Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (ii) to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby.

     At such meeting, Parent and Purchaser will vote or cause to be voted all Shares beneficially owned by them in favor of the Merger Agreement and the transactions contemplated thereby.

     Appointment of Directors. Promptly after the Tender Closing through the consummation of the Stockholder's Meeting, Parent shall have the right to appoint to the Company's Board of Directors a number of directors so that the number of such appointed directors reflects ( as closely as practicable) the percentage of the Company's outstanding common stock owned by Acquisition immediately after the Tender Closing, provided, that such appointment of directors shall comply in all respects with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Regulation 14f-1 thereunder.

     Dissenting Shares. Notwithstanding anything in the Merger Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the GBCC ("Dissenting Shares") shall not be converted into a right to receive the Per Share Amount, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Amount, without interest thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Exchange of Certificates. The Merger Agreement provides that from and after the Effective Time, a bank or trust company as the Surviving Corporation and the Parent shall mutually determine, (the "Depositary") shall act as Depositary in effecting the payment of the Per Share Amount upon surrender of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, the Depositary shall pay the holder of such Certificate the Per Share Amount multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by the Parent, the Purchaser or the Company, or any direct or indirect Subsidiary thereof) shall represent solely the right to receive the Per Share Amount. No interest shall be paid or accrue on the Per Share Amount. If the Per Share Amount (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Depositary any transfer or other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Depositary that such tax has been paid or is not applicable.

     When and as needed, the Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Depositary the Per Share Amount to which holders of Shares shall be entitled at the Effective Time pursuant to the terms and conditions of the Merger Agreement.

     The Per Share Amount shall be invested for the benefit of the Parent by the Depositary, as directed by the Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets.

     Promptly following the date which is six (6) months after the Effective Time, the Parent shall cause the Depositary to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in the Merger Agreement, and the Depositary's duties (which shall be defined in a "Depositary Agreement" to be entered into between the Parent, the Purchaser and the Depositary) shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Amount, without any interest thereon. After such termination of the Depositary's duties under the Depositary Agreement, the Parent shall assure that the Surviving Corporation has sufficient funds to pay the Per Share Amount when and as needed and shall cause the Surviving Corporation to pay the Per Share Amount to holders of Certificates formerly representing Shares upon the proper surrender of such Certificates for payment.

     Promptly after the Effective Time and in connection with the Merger, the Parent shall cause the Depositary to mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Per Share Amount in exchange therefor.

     After the close of business on the day prior to the date of the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Depositary, they shall be canceled and exchanged for the Per Share Amount, as provided in the Merger Agreement, subject to applicable law in the case of Dissenting Shares.

     Employee Benefits Matters. The Merger Agreement provides that each Plan (as defined in the Merger Agreement) complies and has been operated and administered in form and operation in all material respects in accordance with its terms and applicable law, including but not limited to ERISA (as defined in the Merger Agreement) and the Code (as defined in the Merger Agreement), and no event has occurred which will or could cause any Plan to fail to materially comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. Except as provided in the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement will not (either alone or upon the occurrence of any additional or subsequent event presently contemplated by the Company) (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in the Merger Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer. Except as set forth in the Merger Agreement, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any employee pension benefit plan). The Merger Agreement provides that there are no pending (or, to the knowledge of the Company, threatened or anticipated) material claims by, on behalf of, or against any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) and that the Company has the right to amend or terminate any Plan.

     Representation and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's capitalization, authority, the absence of any required filings and consents, the absence of conflicts with charter documents, contracts and Significant Agreements (as defined in the Merger Agreement), SEC filings and financial statements, absence of certain changes or events, derivatives, schedule 14D-9, offer documents, proxy statement, business, compliance with law, the absence of litigation, brokers, taxes, employee benefit plans, the filing and compliance of reports with the requirements of the Securities and Exchange Commission, environmental matters, intellectual property, insurance, title to properties, labor matters, voting requirements, state takeover laws, codes, policies, year 2000 compliance, U.K. operations and disclosure schedules.

     Conduct of Business of the Company. Except as otherwise expressly provided in the Merger Agreement, during the period from the date thereof to the time the directors are appointed, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its subsidiaries, taken as a whole, will each use its reasonable best efforts to preserve intact, in all respects material to the Company, its business organization, to keep available, in all respects material to the Company and its subsidiaries, the services of its officers and employees and to maintain, in all respects material to the Company, existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. The term "Consent" shall mean the consent (written or verbal) of any authorized officer of Parent, which (x) shall not be unreasonably withheld or delayed, and (y) shall be either granted or withheld within twenty-four (24) hours of receiving the Company's written or verbal request (provided, that Parent's failure to respond within such period shall constitute Consent to the requested action). Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement or as required by law, prior to the Tender Closing, neither the Company nor any of its subsidiaries will, without the prior written consent of
Parent: (1) amend or propose to amend its Articles of Incorporation or Bylaws or equivalent organizational documents, or increase or propose to increase the number of directors of the Company; (2) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or securities of any of its Subsidiaries, stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights of the Company or any of its Subsidiaries), except as required by option agreements in effect as of the date thereof, or amend any of the terms of any such securities or agreements outstanding as of the date thereof; (3) split, combine or reclassify any shares of its capital stock or the capital stock of its Subsidiaries, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries; (4) without Consent, (a) incur any indebtedness for borrowed money or issue any debt securities or, assume, guarantee or endorse the obligations of any other person, in excess of $200,000; (b) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (c) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (d) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien (as defined in the Merger Agreement) thereupon; (5) without Consent, enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except, in the case of employees who are not officers or directors, for normal compensation increases in the ordinary course of business consistent with past practice that,
(x) in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and (y) are pursuant to Consent) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date thereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units); (6) except upon Consent, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries, taken as a whole, except upon Consent, or enter into, modify, amend or terminate any material contract, agreement, commitment or transaction except that the Company may continue to engage in the activity of selling equipment leases; (7) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (8)(a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (b) except as set forth in the Merger Agreement, without Consent authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing; (9) make any tax election or settle or compromise any material Tax liability; (10) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise in excess of $200,000 in the aggregate), other than the payment, discharge or satisfaction upon Consent and in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice (provided, that payment of trade payables in the ordinary course of business shall not require Consent or otherwise be restricted hereunder); (11) except in the ordinary course of business consistent with past practice, terminate, modify, amend or waive compliance with any provision of, any of the Significant Agreements, or fail to take any action necessary to preserve the benefits of any Significant Agreement to the Company or any of its subsidiaries;
(12) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the transactions contemplated by the Merger Agreement or any other change in control of the Company; or (13) except in the ordinary course of business consistent with past practice in connection with the sale of equipment or upon Consent, enter into any agreement providing for any license, sale or assignment of or otherwise transfer any Intellectual Property Rights (as defined in the Merger Agreement) or grant any covenant not to sue with respect to any of its Intellectual Property Rights or otherwise.

     Consents. From the date of the Merger Agreement through the Tender Closing, the Company agreed to exert commercially reasonable efforts to notify or secure the consent of certain entities as required pursuant to their respective contracts with the Company.

     Access to Information. Pursuant to the Merger Agreement and applicable law, between the date thereof and the Effective Time, the Company will give each of Ultimate Parent, Parent and Purchaser and their counsel, financial advisors, auditors, and other authorized representatives reasonable access to all employees, plants, offices and other facilities and to all books and records of the Company and its subsidiaries, will permit each of Ultimate Parent, Parent and Purchaser and their respective counsel, advisors, auditors and other authorized representatives to make such inspections as Ultimate Parent, Parent or Purchaser may reasonably require and will cause the Company's officers or representatives and those of its subsidiaries to furnish as soon as reasonably practicable to Ultimate Parent, Parent or Purchaser or their representatives such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Ultimate Parent, Parent or Purchaser may from time to time reasonably request. Subject to the terms and conditions of the Merger Agreement, no investigation shall affect any representations or warranties of the parties therein or the conditions to the obligations of the parties.

     The Merger Agreement also provides that the confidentiality agreement dated June 18, 1998, as amended on May 18, 1999 (the "Confidentiality Agreement"), between the Company and Parent shall remain in full force and effect in accordance with its terms except that, notwithstanding any provision of the Confidentiality Agreement, Parent and Purchaser may (i) enter into the Merger Agreement, (ii) acquire Shares pursuant to the Offer and the Merger, (iii) make any further proposals, consummate any further transactions involving the Company or its stockholders or take any other actions respecting the Company, the Shares or any stockholder of the Company, and (iv) make such disclosures in connection with the Offer, the Offer Documents or the matters set forth in (iii) above as Parent and Purchaser may determine in their reasonable discretion to be necessary or appropriate.

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each of the parties thereto agrees to use its reasonable best efforts to timely take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, Ultimate Parent, Parent, Purchaser and the Company shall cooperate with one another (i) in the preparation and filing of the Offer Documents, the Schedule 14D-9, the

Proxy Statement and any required filings under the HSR Act and the other laws referred to in the Merger Agreement; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by the Merger Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party thereto shall take all such necessary action.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that Ultimate Parent and Parent shall cause the Surviving Corporation to keep in effect for a period not less than six (6) years from the Effective Time, the provisions in its Articles of Incorporation and Bylaws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the Articles of Incorporation and Bylaws of the Company on the date of the Merger Agreement to the fullest extent permitted under applicable law, which shall not, during such six (6) year period, be amended, repealed or otherwise modified except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder. Prior to the commencement of the Offer, the Company shall enter into contractual indemnification agreements with each of the Company's directors.

     The Merger Agreement also provides that the Ultimate Parent and Parent shall cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

     No Solicitation of Transactions. The Merger Agreement provides that the Company shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date theretofore with respect to any Acquisition Proposal (as defined below). Pursuant to the Merger Agreement the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries or otherwise, (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), reorganization, extraordinary joint venture or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries, proposals or offers being referred to herein and in the Merger Agreement is an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in the foregoing shall prevent the Company from (A) prior to the purchase by Purchaser of Shares pursuant to the Offer, furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person if and only to the extent that (1) the Company's directors determine in good faith, based upon the advice of its financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement and the Company's directors determine in good faith, based upon the advice of legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law, (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (3) simultaneously with furnishing such non-public information to such person, the Company delivers to Parent a copy of all such information; or
(B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. If the Company's directors determine in good faith that any Acquisition Proposal constitutes a Superior

Proposal (as defined below), the Board shall promptly give written notice, specifying the parties to and the structure and material terms of such Superior Proposal, ("Notice of Superior Proposal") to Parent. The Board may (subject to the terms and conditions of the Merger Agreement), to the extent the Company's directors determine in good faith based upon advice of legal counsel that such action is necessary in order to comply with their fiduciary duties under applicable law, approve or recommend any such Superior Proposal, or approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or, if permitted by the Merger Agreement, terminate the Merger Agreement, in each case at any time after the fifth business day following delivery to Parent of the Notice of Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if an Acquisition Proposal that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five business day period specified in the preceding sentence. Under the Merger Agreement, a "Superior Proposal" is defined as any bona fide Acquisition Proposal that the Company's directors determine, in their good faith reasonable judgment based on the advice of their financial advisors, to be made by a person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company's stockholders than the transactions contemplated by the Merger Agreement or otherwise proposed by Parent as contemplated above.

     The Merger Agreement also provides that the Company shall notify Parent immediately (and in no event later than forty-eight (48) hours) after receipt by the Company of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

     Parent Guarantee of Purchaser Obligations.   Pursuant to the Merger
Agreement, Parent is obligated to guarantee the full and faithful performance of all obligations of Purchaser thereunder including the Purchaser's obligations to pay the Per Share Amount and the non-refundable fee of $2,200,000, payable by Purchaser upon termination of the Merger Agreement under certain circumstances (to be paid by wire transfer of same day funds within two (2) business days after the date the Merger Agreement is so terminated).

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party thereto to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) if required by the GBCC, the Merger Agreement and the Merger shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the GBCC; (b) there shall not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or action shall have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations; (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired; and (d) Purchaser shall have purchased Shares representing not less than a majority of the outstanding Shares (assuming the full exercise of all outstanding 1994 Options) pursuant to the Offer.

     The obligations of the Ultimate Parent, the Parent and the Purchaser to effect the Merger are subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following further conditions: (a) unless Purchaser shall have purchased Shares pursuant to the Offer, the Company shall have performed in all material respects its covenants, agreements and obligations under the Merger Agreement up to the Closing; (b) unless Purchaser shall have purchased Shares pursuant to the Offer, the representations and warranties of the Company contained in the Merger Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time; and (c) unless the Purchaser shall have purchased Shares pursuant to the Offer, the Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by each of the Chief Executive Officer and the Chief

Financial Officer of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company contained in the Merger Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in the Merger Agreement which are not so qualified, and
(iii) the performance of the obligations required by the Company to be performed under the Merger Agreement as of the Closing.

     The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following further conditions: (a) the Ultimate Parent, the Parent and the Purchaser shall have performed in all material respects their respective covenants, agreements and obligations under the Merger Agreement up to the Closing; (b) unless the Purchaser shall have purchased Shares pursuant to the Offer, the representations and warranties of the Ultimate Parent, the Parent and the Purchaser contained in the Merger Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time; and (c) unless Purchaser shall have purchased Shares pursuant to the Offer, Parent shall have delivered to the Company a certificate dated as of the Closing and signed by an authorized officer of Parent certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of Ultimate Parent, Parent and Purchaser contained in the Merger Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of Ultimate Parent, Parent and Purchaser contained in the Merger Agreement which are not so qualified, and (iii) the performance of the obligations required by Ultimate Parent, Parent and Purchaser to be performed under the Merger Agreement as of the Closing.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company as follows:

          (a) by mutual written consent of Parent, Purchaser and the Company;

          (b) by Parent or the Company, without liability, if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company: (i) if Purchaser shall have failed to accept for purchase and pay for Shares pursuant to the Offer on or prior to the date that is 60 days after the date of the Merger Agreement (the "60th Day") unless a cause of such failure to accept for purchase and pay for Shares on or prior to the 60th Day is a failure of either (A) the waiting period under the HSR Act to have expired prior to the 60th Day, or (B) a third party having made an Acquisition Proposal on or prior to the 60th Day (either of (A) or (B) an "Extending Cause"); or (ii) in the event of an Extending Cause, by the Company if Purchaser shall have failed to accept for purchase and pay for Shares pursuant to the Offer on or prior to the date that is 120 days after the date of the Merger Agreement (the "120th Day"). The 60th Day or the 120th Day, whichever is applicable, is defined in the Merger Agreement as the "Outside Date". The foregoing notwithstanding, the right to terminate the Merger Agreement under the foregoing shall not be available to the Company if the Company's failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure by Purchaser to accept for purchase and pay for Shares on or prior to the Outside Date;

          (d) by the Company if (i) there shall have been a breach of any representation or warranty of Ultimate Parent, Parent or Purchaser contained therein which would reasonably be expected to materially and adversely affect the expected benefits for the Company of the transactions contemplated thereunder or prevent the consummation of the Offer or the Merger, or (ii) there shall have been a breach of any covenant or agreement of Parent or Purchaser contained therein which would reasonably be expected to materially and adversely affect the expected benefits for the Company of the transactions contemplated thereunder or prevent the consummation of the Offer or the Merger and which shall not have been cured prior to the earlier of (A) five (5) business days following notice of such breach and
     (B) two (2) business days prior to the date on which the Offer expires;

          (e) by Parent if Purchaser shall not have accepted Shares pursuant to the Offer on or prior to the Outside Date due to a failure of the Minimum Condition to have been satisfied or any condition set forth in the Conditions to the Offer to have been materially satisfied or waived by Purchaser as of any scheduled expiration of the Offer; provided, that the right to terminate the Merger Agreement under the foregoing shall not be available to Parent if Parent's or Purchaser's failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in such failure to accept Shares pursuant to the Offer on or prior to the Outside Date;

          (f) by Parent prior to the purchase by Purchaser of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty of the Company contained therein which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated thereunder or prevent the consummation of the Offer or the Merger, or (ii) there shall have been a breach of any covenant or agreement of the Company contained therein which would reasonably be expected to materially and adversely affect the expected benefits for Parent of the transactions contemplated thereunder or prevent the consummation of the Offer or the Merger and which shall not have been cured prior to the earlier of (A) five (5) business days following notice of such breach and (B) two (2) business days prior to the date on which the Offer expires;

          (g) prior to the purchase of Shares by Purchaser pursuant to the Offer and no earlier than two (2) business days after the receipt by Parent of a Notice of Superior Proposal, by the Company if (i) the Superior Proposal described in such Notice of Superior Proposal continues to be a Superior Proposal in light of any transaction proposed by Parent prior to the expiration of the fifth business day after the receipt by Parent of such Notice of Superior Proposal, (ii) the Company's directors determine in good faith, based upon the written advice of its independent financial advisors, that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, and (iii) the Company's directors determine in good faith, based upon the advice of legal counsel, that such action is required for the discharge of their fiduciary duties to stockholders under applicable law; or

          (h) by Parent if the Board shall have modified in a manner materially adverse to Parent or Purchaser or withdrawn its approval of the Offer, the Merger Agreement or the Merger or its recommendation that the Company's stockholders accept the Offer or the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal or the Board shall have resolved to do any of the foregoing.

     The Merger Agreement provides that in the event of the termination of the Merger Agreement pursuant to the above paragraph, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto except as set forth in the Merger Agreement; provided, however, that nothing therein shall relieve any party from liability for any willful breach thereof.

     The Merger Agreement further provides that if:

          (1) a third party makes an Acquisition Proposal, at any time thereafter the Merger Agreement is terminated pursuant to either (c) or (e) above, and within twelve (12) months after the date the Merger Agreement is so terminated, the Company consummates or enters into an agreement, or shareholders of the Company consummate, a transaction or series of related transactions (whether by way of merger, re-capitalization, share exchange, share purchase, tender offer, exchange offer, asset purchase or otherwise) resulting in any person or group (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly becoming the beneficial owner (within the meaning of Section 13(d)(3) of the

     Exchange Act) or at least a majority of the then outstanding voting capital stock or substantially all of the assets of the Company, then the Company shall pay Parent a non-refundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two business days after the consummation of such transaction or series of related transactions; or

          (2) the Merger Agreement is terminated pursuant to (f), (g) or (h) above, the Company shall pay Parent a non-refundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two business days after the date the Merger Agreement is so terminated; or

          (3) the Merger Agreement is terminated pursuant to (c)(i) above, in the absence of an Extending Cause (as defined in the Merger Agreement) or pursuant to (d) above, Ultimate Parent, Parent and Purchaser shall, collectively, pay the Company a nonrefundable fee of $2,200,000, which amount shall be payable by wire transfer of same day funds within two business days after the date the Merger Agreement is so terminated.

          (4) a party becomes entitled to receive the amounts described in (1),
     (2) or (3) above and such amounts are paid in full when due, then such amounts shall constitute liquidated damages and shall be the paid party's (ies') exclusive remedy for any violation or breach of any term or provision of the Merger Agreement. The parties agree that actual damages are not possible to determine and that such amounts are reasonable pre-estimates of such damages.

     Fees and Expenses. Except as otherwise provided in the Merger Agreement, each party shall bear its own expenses and costs in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment. Subject to the terms and conditions of the Merger Agreement, the Merger Agreement may be amended by action taken by the Company, Ultimate Parent, Parent and Purchaser at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which decreases the Per Share Amount or changes the form thereof, imposes additional conditions to the Merger or which adversely affects the rights of the Company's stockholders thereunder without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     Extension and Waiver. Subject to the terms and conditions of the Merger Agreement, at any time prior to the Effective Time, the Company, on the one hand, and Ultimate Parent, Parent and Purchaser, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document, certificate or writing delivered pursuant thereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. Any agreement on the part of any party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party thereto to assert any of its rights thereunder shall not constitute a waiver of such rights.

     Voting Agreements. Pursuant to certain letter agreements dated June 30, 1999, certain of the Company's shareholders have agreed, subject to certain limitations, to tender all of their Shares, representing approximately 32% of the issued and outstanding Shares of the Company, to the Purchaser pursuant to the Offer and vote their Shares in favor of the Merger, as follows: (i) John A. Koehler, Chairman of the Board, President and Chief Executive Officer -- 592,470 Shares; (ii) Sandra Koehler -- 97,000 Shares; (iii) Paul J. Ferri -- 152,665 Shares; (iv) Richard D. Tadler, a director of the Company -- 2,739 Shares; (v) TA Venture Investors Limited Partnership -- 19,394 Shares; and (vi) the TA Associates Group (as defined below) -- 1,785,335 Shares. The shareholders included in (i) through (iv) above, representing approximately 10.2% of the issued and outstanding Shares of the Company, also granted the Purchaser, the Parent and the Ultimate Parent a proxy to vote their Shares in favor of the Merger.

     Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership are part of an affiliated group of investment partnerships collectively referred to as the "TA Associates Group." Mr. Tadler, a director of the Company, is a Managing Director of TA Associates, Inc. which is the sole General Partner of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. TA Associates VII L.P. is the sole General Partner of Advent VII L.P. TA Associates VI L.P. is the sole General Partner of Advent New York L.P. and Advent

Industrial II L.P. TA Associates AAP II Partners L.P. is the sole General Partner of Advent Atlantic and Pacific II L.P. Mr. Tadler is a General Partner of TA Venture Investors Limited Partnership. TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships with the exception of those shares held by TA Venture Investors Limited Partnership. Principals and employees of TA Associates, Inc. (including Mr. Tadler) comprise the General Partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Tadler may be deemed to share voting and investment power with respect to 19,394 shares held of record by TA Venture Investors Limited Partnership.

     Indemnification Agreement.  Upon the signing of the Merger Agreement, John
A. Koehler ("Indemnitor") agreed to indemnify, defend and hold harmless each of the Ultimate Parent, the Parent and the Purchaser (collectively, the "Indemnified Parties"), from and against all assessments, losses, damages, liabilities, costs and expenses arising out of or in connection with or resulting from (i) any breach of any representation or warranty of the Company if, at the time such representation or warranty was made it was made fraudulently and Indemnitor had actual knowledge of such fraud, or (ii) nonfulfillment, at any time prior to the consummation of the Offer, of any covenant or agreement by the Company at the time such covenant was given, it was given with the fraudulent intent that it never be performed and Indemnitor had actual knowledge of such fraudulent intent in each case contained in or made pursuant to the Merger Agreement. No indemnification shall be required by Indemnitor for any damages in the aggregate in excess of $250,000.

     Employment, Confidentiality and No-Solicitation Agreements. In connection with the Merger Agreement, the Company entered into letter agreements (each, an "Employment Agreement" and, collectively, the "Employment Agreements"), dated as of June 30, 1999, to employ John A. Koehler, Jerrel W. Kee, James Macchiarola and Robert Harvey, executive officers of the Company, and certain other persons. Pursuant to the Employment Agreements, employment is terminable upon thirty (30) days prior written notice. The material terms of the Employment Agreements are as follows:

     The Employment Agreement with Mr. Koehler provides that Mr. Koehler shall be employed in the position of Chief Executive Officer at an annual base salary of $210,000. Mr. Koehler is also eligible to receive incentive pay on an annualized basis of up to 100% of his annual base salary. Under certain circumstances, in the event Mr. Koehler's employment is terminated without cause or he resigns with good reason following the Merger and subject to meeting certain financial goals, the Employment Agreement provides that Mr. Koehler may be eligible to receive severance/retention benefits of up to $414,000 in addition to continuation of his benefits for a period of twelve months. The Company also entered into a Confidentiality, No-Solicitation and Non-Competition Agreement with Mr. Koehler dated June 30, 1999, which contains certain restrictions on Mr. Koehler's post-termination activities for a period of twenty-four months.

     The Employment Agreement with Mr. Kee provides that Mr. Kee shall be employed in the position of Vice President of Finance and Chief Financial Officer at an annual base salary of $175,000. Mr. Kee is also eligible to receive incentive pay on an annualized basis of up to 60% of his annual base salary. Under certain circumstances, if Mr. Kee's employment is terminated without cause or he resigns with good reason within twelve months of the Merger or he remains an employee for twelve months following the Merger, the Employment Agreement provides that Mr. Kee may be eligible to receive severance/retention benefits of $280,000 in addition to continuation of his benefits for a period of twelve months. Additionally, if Mr. Kee is terminated without cause, he shall also receive a lump-sum severance payment of six months of his base annual salary. The Company also entered into a Confidentiality and No-Solicitation Agreement with Mr. Kee dated June 30, 1999, which contains certain restrictions on Mr. Kee's post-termination activities for a period of twelve months.

     The Employment Agreement with Mr. Macchiarola provides that Mr. Macchiarola shall be employed in the position of Corporate Vice President at an annual base salary of $170,000. Mr. Macchiarola shall receive a change of control payment in the net amount of $150,000. Mr. Macchiarola is also eligible to receive incentive pay on an annualized basis of up to 60% of his annual base salary. Under certain circumstances, if Mr. Macchiarola's employment is terminated without cause or he resigns with good reason within twenty four months of the Merger or if he remains an employee for twenty-four months following the Merger, the

Employment Agreement provides that Mr. Macchiarola may be eligible to receive severance/retention benefits of up to $300,000 in addition to continuation of his benefits for a period of twelve months. The Company also entered into a Confidentiality and No-Solicitation Agreement with Mr. Macchiarola dated June 30, 1999, which contains certain limitations on Mr. Macchiarola's post-termination activities for a period of twelve months.

     The Employment Agreement with Mr. Harvey provides that Mr. Harvey shall be employed in the position of Senior Vice President at an annual base salary of $160,000. Mr. Harvey is to be issued 5,000 stock options to vest in accordance with the terms of the applicable stock option plan. Mr. Harvey is also eligible to receive incentive pay on an annualized basis of up to 60% of his annual base salary. Under certain circumstances, if Mr. Harvey's employment is terminated without cause or he resigns with good reason within twelve months of the Merger, the Employment Agreement provides that Mr. Harvey may be eligible to receive severance benefits of $256,000 in addition to continuation of his benefits for a period of twelve months. The Company also entered into a Confidentiality and No-Solicitation Agreement with Mr. Harvey dated June 30, 1999, which contains certain limitations on Mr. Harvey's post-termination activities.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.
  Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the GBCC. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the GBCC, to duly convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, to approve the Merger Agreement without the affirmative vote of any other stockholder. In such case, the Ultimate Parent, the Parent and the Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval of the Merger Agreement and the Merger. If the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser intends to take, and the Company has agreed, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the GBCC. In such event, the Merger would be accomplished without such a meeting.

     Dissenter's Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the GBCC to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Article 13 of the GBCC.

     Under the GBCC, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE

PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GEORGIA LAW.

     The foregoing description of the GBCC is not necessarily complete and is qualified in its entirety by reference to the GBCC, a copy of which is attached to this Offer to Purchase as Exhibit A.

     Rule 13e-3. The Commision has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent, the Ultimate Parent nor, to the best knowledge of the Purchaser, the Parent or the Ultimate Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15,
(i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a)(i) at least 750,000 publicly-held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $5 million, (iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and (vi) net tangible assets of at least $4 million, or (b)(i) at least, 1,100,000 publicly-held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $15 million, and
(v) either (x) a market capitalization of at least $50 million or (y) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of the holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of March 19, 1999, there were approximately 55 holders of record or through nominee or street name accounts with brokers of Shares and there were 8,265,568 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including, without limitation, Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated (iii) any material applicable approval, permit, authorization, consent or waiting period shall not have been obtained or satisfied on terms satisfactory to Parent in its reasonable discretion; provided, that prior to the Outside Date, Purchaser shall not terminate the Offer by reason of the non-satisfaction of any of the conditions set forth in clauses (ii) or (iii) above (it being understood that this proviso shall not prohibit Purchaser from terminating the Offer or failing to extend the Offer by reason of the non-satisfaction of any other condition of the Offer) or (iv) at any time prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Purchaser makes a good faith determination that any of the following conditions has occurred:

          (a) there shall have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its Subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any Subsidiary or affiliate of Purchaser or the Company or the Offer, the Merger or the transactions contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or any other country or economic region in which the Company or any of its Subsidiaries or Parent or any of its subsidiaries, directly or indirectly, has material assets or operations, which could reasonably be expected to have a Material Adverse Effect or to have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger;
     (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its

     Subsidiaries, or by Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger, or the right to vote any shares of capital stock of any subsidiary of the Company; or (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares; or

          (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the Nasdaq Stock Market for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (iii) a commencement of a war or armed hostilities or other similar national or international crisis directly or indirectly involving the United States having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United States except for those involving the countries of Iraq and Yugoslavia (including Kosovo), or (iv) in the case of any of the foregoing existing on the date thereof, a material acceleration or worsening thereof;

          (c) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement; or

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in a manner adverse to Purchaser or Parent, or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in any material respect in a manner adverse to Purchaser, Ultimate Parent or Parent, in each case as if such representation and warranties were made at the time of such determination (or, in the case of any representation and warranty made as of a specified date, as of such date); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

          (f) the Board shall have withdrawn or modified in a manner materially adverse to Purchaser or withdrawn its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended, or the Company shall have entered into an agreement providing for or implementing an Acquisition Proposal (as defined below), or the Board shall have resolved to do any of the foregoing.

     In addition to the foregoing conditions, Purchaser shall have received from the Company an officers certificate signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing (as defined in the Merger Agreement) as though newly made at and as of that time, of the representations and warranties of the Company contained in the Merger Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in the Merger Agreement which are not so qualified and (iii) the performance of the obligations required by the Company to be performed under the Merger Agreement as of the Closing.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Purchaser and the foregoing conditions (including the Minimum Condition) may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time or from time to time in its sole discretion, provided that the Minimum Condition may only be waived or modified with the Company's prior written approval. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent nor the Ultimate Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Ultimate Parent, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Ultimate Parent, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Ultimate Parent intends, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Ultimate Parent, unless the FTC terminates the waiting period prior thereto. During this 15-calendar day waiting period, the FTC and the Antitrust Division will review the transaction. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC has competitive concerns, they can issue a request for additional information or documentary material to the Ultimate Parent, which extends the waiting period until 10 calendar days following substantial compliance by the Ultimate Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (other than as may be requested by the Company pursuant to the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is terminated earlier by the FTC and the Antitrust Division. See Section 2. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Certain Foreign Approvals. The Company has informed the Purchaser that the Company has interests in certain businesses and assets in England and Canada. The Purchaser has determined, however, that the parties are not required to make (and the parties do not intend to make) pre-merger competition law notifications in either England or Canada.

     17. FEES AND EXPENSES. CSFB is acting as Dealer Manager in connection with the Offer and as financial advisor to the Parent, the Ultimate Parent and the Purchaser in connection with the Merger, for which services CSFB will receive customary compensation. The Ultimate Parent has also agreed to reimburse CSFB for all out-of-pocket expenses incurred in connection with its engagement, including the fees and expenses of its legal counsel, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the past, CSFB has provided investment banking services to the Ultimate Parent for which services CSFB has received customary compensation. In the ordinary course of business, CSFB and its affiliates may actively trade the equity securities of the Company and the Ultimate Parent for their own account and for the accounts of customers and, accordingly may at any time hold a long or short position in such securities.

     The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT OR THE ULTIMATE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                   EXHIBIT A

                                   ARTICLE 13
                       GEORGIA BUSINESS CORPORATION CODE
                               DISSENTERS' RIGHTS

                                     PART 1

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

14-2-1301.  Definitions.
14-2-1302.  Right to dissent.
14-2-1303.  Dissent by nominees and beneficial owners.

                                     PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

14-2-1320.  Notice of dissenters' rights.
14-2-1321.  Notice of intent to demand payment.
14-2-1322.  Dissenters' notice.
14-2-1323.  Duty to demand payment.
14-2-1324.  Share restrictions.
14-2-1325.  Offer of payment.
14-2-1326.  Failure to take action.
14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

                                     PART 3

                         JUDICIAL APPRAISAL OF SHARES.

14-2-1330.  Court action.
14-2-1331.  Court costs and counsel fees.
14-2-1332.  Limitation of actions.

                                   ARTICLE 13
                               DISSENTERS' RIGHTS

                                     PART 1

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.  DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                   SCHEDULE I
               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER,
                       THE PARENT AND THE ULTIMATE PARENT

     1. Directors and Executive Officers of the Purchaser. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Purchaser and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States, except that Jean-Yves Charlier is a citizen of Belgium, and William J. Mulcahy is a citizen of the United Kingdom, and R. Sean Parkinson is a citizen of the United Kingdom and a Resident Alien in the United States.

                                    TABLE 1

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
NAME AND ADDRESS                                      OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----------------                         -------------------------------------------------------------------------------
Jean-Yves Charlier                       1996-Present           President of Equant Integration Services Division of
  (Director and President)                                        Equant N.V.
  Equant Integration Services            1989-1996              Vice President of Network Integration Business
  Wexham Springs,                                                 International, Wang International Limited
  Framewood Road, Wexham
  Slough, SL3 6PH, UK
William J. Mulcahy                       1998-Present           Vice President Financing Administration, Equant
  (Director)                                                      Integration Services Division of Equant N.V.
  Equant Integration Services            1997-1998              Acting Finance Director, Morse Group
  Wexham Springs,
  Framewood Road, Wexham                 1995-1997              Director of Information Systems and Audit, APV plc
  Slough, SL3 6PH, UK                    1992-1995              Finance Director, British World Aviation Ltd.
Richard H. Blaustein                     1997-Present           Vice President of Equant Integration Services, Inc.
(Director and Vice President)            1996                   Managing Vice President, Consulting Division, Gartner
                                                                  Group
  Equant Integration Services, Inc.      1989-1996              Senior Vice President, CAP Gemini America
  3 Park Avenue, 25th Floor
  New York, New York 10016
R. Sean Parkinson                        1997-Present           Senior Vice President Strategic Business Unit, Equant
  (Vice President)                                                Integration Services, Inc.
  Equant Integration Services, Inc.      1993-1997              General Manager Northern Europe, International
  3 Park Avenue, 25th Floor                                       Telecommunications Services
  New York, New York 10016
Norman R. Wentworth                      1997-Present           Chief Financial Officer, Equant Integration Services,
                                                                  Inc.
  (Treasurer and Secretary)              1994-1997              Chief Operating Officer/Chief Financial Officer, Letts
  Equant Integration Services, Inc.                               of London, Ltd.
  45 Orville Drive
  Bohemia, New York 11716

     2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 3100 Cumberland Circle, 12th Floor, Atlanta, Georgia 30339. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States, except that John S. Allkins is a citizen of The Netherlands.

                                    TABLE 2

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
NAME AND ADDRESS                                    OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----------------                       -------------------------------------------------------------------------------
Didier J. Delepine                     1998-Present          President and Chief Executive Officer of Equant N.V.
  (Director and President)             1995-1997             President and Chief Executive Officer of Equant   Network
                                                             Services Division of Equant N.V.
John S. Allkins                        1995-Present          Chief Financial Officer of Equant N.V.
  (Director and Treasurer)             1991-1995             Finance Director -- British Telecommunications, plc.
  Equant N.V.
  21-23 Gatwickstraat
  1043 GL Amsterdam
  Sloterdijk
  The Netherlands
Douglas L. Gilstrap                    1998-Present          Chief Operating Officer of Equant Network Services
  (Director)                                                   Division of Equant N.V.
                                       1995-1998             Chief Financial Officer of Equant Network Services
                                                               Division of Equant N.V.
                                       1991-1995             Senior Manager of Business Development, SITA
Robert L. Howren                       1998-Present          Tax Manager -- The Americas for Equant N.V.
  (Assistant Treasurer)                1996-1998             Tax Manager -- The Americas for Trelleborg   Corporation
                                                             Tax Manager -- Stephen M. Berman and Associates,   CPAs
                                       1991-1996
Jody D. Newman                         1995-Present          General Counsel, Equant Network Services Int'l Corp.
                                       1993-1995             Senior Legal Advisor, SITA

     3. Directors and Executive Officers of the Ultimate Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Ultimate Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is Equant, N.V., 21-23 Gatwickstraat, 1043 GL Amsterdam, Sloterdijk, The Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Ultimate Parent. All directors and executive officers listed below are citizens of the United States, except that John S. Allkins is a citizen of The Netherlands and Duncan J. Lewis is a citizen of the United Kingdom.

                                    TABLE 3

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
NAME AND ADDRESS                                    OFFICES OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
----------------                       -------------------------------------------------------------------------------
Didier J. Delepine                     1998-Present           President and Chief Executive Officer of Equant N.V.
  (Director and President)             1995-1997              President and Chief Executive Officer of Equant
                                                              Network Services Division of Equant N.V.
John S. Allkins                        1995-Present           Chief Financial Officer of Equant N.V.
  (Director and Chief Financial        1991-1995              Finance Director -- British Telecommunications
  Officer)
Duncan J. Lewis                        1999-Present           Chief Corporate Development Officer of Equant N.V.
  (Director and Vice                   1995-1997              Chief Executive Officer, Granada Media Group
  President -- Corporate Development)  1991-1995              Chief Executive Officer, Mercury Communications

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed and duly signed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                 Facsimile Transmission:               By Hand or
        40 Wall Street            (for Eligible Institutions          Overnight Courier:
          46th Floor                         Only)                      40 Wall Street
   New York, New York 10005             (718) 234-5001                    46th Floor
                                                                   New York, New York 10005
                                Confirm Receipt of Facsimile by
                                          Telephone:
                                        (718) 921-8200

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Purchaser's expense. A holder of Shares may also contact his broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                           [GEORGESON & COMPANY LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                  Banks & Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 646-4543